EXHIBIT 10.27

TWENTY-FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

                THIS TWENTY-FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of October 18, 2007 between BRAD FOOTE GEAR WORKS, INC. f/k/a BFG Acquisition Corp., an Illinois corporation (“Borrower”) and LASALLE BANK NATIONAL ASSOCIATION f/k/a LaSalle National Bank f/k/a LaSalle Bank NI (“Lender”).

                WHEREAS, Borrower and Lender have entered into that certain Loan and Security Agreement dated as of January 17, 1997, as amended by those certain letter amendments dated February 28, 1997 and July 23, 1997 and those certain Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty-First, Twenty-Second and Twenty-Third Amendments to Loan and Security Agreement dated as of March 30, 1998, December 1, 1998, June 1, 1999, December 19, 2000, May 1, 2001, July 1, 2001, April 30, 2002, April 29, 2003, July 3, 2003, April 29, 2004, November 15, 2004, April 29, 2005, June 15, 2005, February 1, 2006, April 29, 2006, November 10, 2006, January 8, 2007, April 29, 2007, June 30, 2007, and October 4, 2007, respectively, and that certain letter amendment (herein, the “Tenth Amendment”) dated October 17, 2002 (such agreement, as so amended, the “Loan Agreement”) with regard to the following loans made by Lender to Borrower: (i) a $7,000,000.00 revolving line of credit loan (the “Revolving Loan”), (ii) a consolidated term loan in the original principal sum of $7,899,332.98 (the “Term Loan”), (iii) an $11,000,000.00 non-revolving equipment line of credit loan with term conversion feature (the “Equipment Loan”), and (iv) a $9,000,000.00 non-revolving equipment line of credit loan with term conversion feature (the “Equipment Loan No. 2”); and

                WHEREAS, Borrower has informed Lender that ownership of all shares of the capital stock of Borrower has been or is about to be purchased by Tower Tech Holdings Inc., a Nevada corporation (“Tower Tech”), who, upon the consummation of such sale, is now or will become the parent company of the Borrower, and Borrower has become or will become a wholly-owned subsidiary of the Borrower [sic]; and

                WHEREAS,  Borrower has asked Lender to (i) waive Borrower’s violation of the change in control provisions in the Loan Agreement and modify such provision prospectively, and (ii) modify the Borrower’s financial covenants set forth in the Loan Agreement, and (iii) make certain other changes to the Loan Agreement; and

                WHEREAS, Lender has agreed to the foregoing loan requests provided Borrower executes and delivers such documents and instruments required by Lender, including the promissory note described below and this Amendment;

                NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the foregoing premises, the parties hereto agree as follows:

1.             The capitalized terms used herein without definition shall have the same meaning herein as such terms have in the Loan Agreement.

2.             In Section 1.1 of the Loan Agreement, the definitions of “Capital Expenditures”, “Debt”, “EBITDA” and “Net Income” are hereby deleted.

3.             Section 10 of the Loan Agreement is hereby amended to add the following additional paragraph at the end of Section 10:

“As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Tower Tech Holdings Inc., a Nevada corporation (“Tower Tech”), Borrower shall furnish the Lender with annual audited financial statements of Tower Tech, containing the balance sheet of Tower Tech as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and including consolidating statements of any and all subsidiaries of Tower Tech, including, but not limited to the Borrower, and such other comments and financial details as are usually included in similar reports.  Such financial statements shall (a) be in form and reporting basis satisfactory to the Lender, (b) be prepared in accordance with GAAP and certified by an independent certified public accounting firm of recognized standing selected by Tower Tech and reasonably acceptable to the Lender, and (c) contain unqualified opinions as to the fairness of the statements therein contained and be without adverse reference to going concern.  Borrower shall also provide to the Lender any management letters that may accompany such statements.”

4.             Borrower has informed Lender that ownership of all shares of the capital stock of Borrower has been or is about to be purchased by Tower Tech, and that upon consummation of such sale, Tower Tech is or will be the parent company of the Borrower, and Borrower has become or will become a wholly-owned subsidiary of the Borrower [sic].  The consummation of such sale would violate the terms of Section 14.3(e) and Section 14.3(g) of the Loan Agreement.  Lender hereby waives Borrower’s violation of the foregoing covenants set forth in Section 14.3(e) and Section 14.3(g) of the Loan Agreement, triggered by the aforesaid sale of all the capital stock of Tower Tech.  Said waivers are limited solely to such specific covenant violations, and shall not waive, suspend, or affect any other default by Borrower under the Loan Agreement, and Lender expressly reserves all of its rights and remedies with respect to any such other default(s).

5.             Section 14.1 of the Loan Agreement is amended in its entirety to read as follows:

                “14.1  Financial Covenants.  Borrower covenants to Lender and agrees that so long as any Indebtedness shall remain unpaid:

                (a)           No Distributions.  Borrower will make no distributions or dividends of any kind, except as expressly permitted by Section 14.3(i) hereof.  This covenant will be measured at all times.

                (b)           Limitation on Debts Owed To Or By Affiliates.  Indebtedness owed by Borrower to Affiliates and/or from Affiliates to Borrower will not exceed Five Hundred Thousand Dollars

($500,000.00) in the aggregate at all times.  The foregoing sentence shall not be deemed to prohibit or apply to the approximate $25,000,000.00 in aggregate principal debt owed by Tower Tech to Tontine Overseas Funds, Ltd., Tontine Partners, L.P. and Tontine Capital Overseas Master Fund, L.P., which debt shall be evidenced by senior subordinated convertible promissory notes executed by Tower Tech in favor of such payees, and subordinated to all present and future indebtedness owed by Borrower to Lender pursuant to written subordination agreements in form acceptable to Lender.

                (c)           Subordinated Debt Payments.  Borrower will not make any payments on Subordinated Debt except for interest payments thereon permitted in accordance with Section 14.3(i) hereof.

                (d)           Senior Debt to EBITDA.  As of the end of each of its fiscal quarters, the Borrower shall maintain a ratio of Senior Debt to EBITDA of not greater than 3.0 to 1.0.  This covenant will be tested quarterly on a trailing twelve month basis, beginning with the quarter ended December 31, 2007.

                (e)           Cash Flow Coverage.  Borrower will maintain at the end of each fiscal year of Borrower a Cash Flow Coverage of not less than 1.20 to 1.0 (to be tested annually by the Lender).

For purposes of the foregoing financial covenants, the following definitions shall have the following meaning:

“Affiliate”  of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Capital Expenditures” shall mean all expenditures (including capitalized lease obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Cash Flow Coverage” shall have the meaning set forth in Section 1.1 hereof.

“Debt” shall mean, as to any Person, without duplication: (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such lien at the time of determination); (f) the aggregate amount of all capitalized lease obligations of such Person; (g) all contingent liabilities of such Person, whether or not reflected on its balance sheet; (h) all hedging obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statement and determined in accordance with GAAP.

“EBITDA” shall mean, for any period, (a) the sum of such period of: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes (including the Illinois replacement tax), plus (iv) Depreciation and amortization expense, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges, minus (b) the sum of such period of (i) unfinanced Capital Expenditures, and (ii) income or loss attributable to equity in any Affiliate or Subsidiary, in each case to the extent included in determining Net Income for such period (iii) distributions.

“Interest Charges” shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of capitalized lease obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.

“Net Income” shall mean, with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding any extraordinary gains and any gains from discontinued operations.

“Senior Debt” shall mean all Debt of the Borrower other than Subordinated Debt.

                The financial requirements set forth hereinabove shall be computed in accordance with GAAP.”

6.             Section 14.3(e), Section 14.3(g) and Section 14.3(i) of the Loan Agreement are hereby each amended to read as follows:

“(e)         Wind up, liquidate, or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or its business to any Person, or acquire all or substantially all of the assets or the business of any Person or enter in the sale of any capital stock of Borrower, which shall result in a change of control of the Borrower (other than the sale of the Borrower’s capital stock to Tower Tech Holdings Inc., a Nevada corporation; hereafter, “Tower Tech”); or”

“(g)         Permit any change in the ownership of the shares of Borrower which shall result in a change of control of the Borrower (other than the sale of the Borrower’s capital stock to Tower Tech); or”

“(i)          (1) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to any of its equityholders, (2) purchase or redeem any of its equity interest or any warrants, options or other rights in respect thereof, (3) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (4) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (5) set aside funds for any of the foregoing.  Notwithstanding the foregoing, so long as no Default or Event of Default exists or would result therefrom, the Borrower may make regularly scheduled payments of interest in respect of Subordinated Debt to the extent permitted under any subordination agreement executed by the Lender and any subordinated noteholder; or”

7.             The Borrower acknowledges and agrees that the Loan Agreement is and as amended hereby shall remain in full force and effect, and that the Collateral is and shall remain subject to the lien and security interest granted and provided for by the Loan Agreement as amended hereby, for the benefit and security of all obligations and indebtedness heretofore, now or hereafter owed by Borrower to Lender, including, without limitation, the indebtedness evidenced by the Revolving Note, the Term Note, the Equipment Note, the Equipment Note No. 2 and all other Indebtedness.

8.             Without limiting the foregoing, the Borrower hereby agrees that, notwithstanding the execution and delivery hereof, (i) all rights and remedies of the Lender under the Loan Agreement, (ii) all obligations and indebtedness of the Borrower thereunder, and (iii) the lien and security interest granted and provided for thereby are and as amended hereby shall remain in full force and effect for the benefit and security of all obligations and indebtedness of the Borrower thereunder, including, without limitation, the indebtedness evidenced by the Revolving Note, the Term Note, and the Equipment Note, the Equipment Note No. 2 and all other Indebtedness, it being specifically understood and agreed that this Amendment shall constitute and be an acknowledgment and continuation of the rights, remedies, lien and security interest in favor of the Lender, and all obligations and indebtedness of the Borrower to the Lender, which exist under the Loan Agreement as amended hereby, each and all of which are and shall remain applicable to the Collateral.

This Amendment confirms and assures a lien and continuing first priority security interest in the Collateral heretofore granted in favor of the Lender under the Loan Agreement, and nothing contained herein shall in any manner impair the priority of such lien and security interest.

9.             In order to induce Lender to enter into this Agreement, the Borrower hereby represents and warrants to the Lender that as of the date hereto, each of the representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct and the Borrower is in full compliance with all of the terms and conditions of the Loan Agreement, as amended hereby, and no Event of Default or Default has occurred and is continuing.

10.           Except as specifically amended and modified hereby, all of the terms and conditions of the Loan Agreement shall stand and remain unchanged and in full force and effect.  This instrument shall be construed and governed by and in accordance with the laws of the State of Illinois.

11.           Borrower further agrees to reimburse the Lender for its legal fees incurred in preparing and documenting the aforesaid loan modifications hereinabove described.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Twenty-Fourth Amendment to Loan and Security Agreement as of date first above written.

Borrower:

BRAD FOOTE GEAR WORKS, INC.

By:	/s/ J. Cameron Drecoll
J. Cameron Drecoll
Title:	President

Attest:

By:	/s/ Joan M. Drecoll
Joan M. Drecoll
Title:	Secretary

Lender:

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Stephen P. Mares
Stephen P. Mares
Title:	FVP